Exhibit 10.2

HEALTHLYNKED CORP.

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETE AGREEMENT

THIS NONDISCLOSURE, NON-SOLICITATION AND NON-COMPETE AGREEMENT (the “Agreement”) is made and entered into to be effective as of September 20, 2022, by and between George O’Leary (the “Executive”) and HealthLynked Corp. (the “Company”).

RECITALS

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in the Employment Agreement (the “Employment Agreement”), attached hereto as Exhibit A; and

WHEREAS, the Company desires to secure Executive’s employment as its Chief Financial Officer (“CFO”) from July 1, 2022 through June 30, 2026 (the “Term of Employment”);

WHEREAS, the Company is engaged in the business of digital healthcare by developing unique cloud-based patient information network and record achieving solutions in the United States (collectively the “Business”); and

WHEREAS, the Company has developed and will develop relationships with customers, prospective customers, vendors and suppliers as well as a reputation in the healthcare industry, which are and will become of great importance and value to the Company in connection with the Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of Executive’s employment by the Company, Executive may receive, be taught or otherwise have access to items and information associated with the Business such as business and strategic plans, financial records, customer, vendor and supplier information, inventions, programs, formulas, trade secrets, techniques, processes, sales and marketing information, pricing information, and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its Executives, including the Executive; and

WHEREAS, as a condition of employment, the Executive agrees to comply fully with the terms of this Agreement and all policies and procedures in effect for employees, including but not limited to, all terms and conditions set forth in the Company’s employee handbook, any code of conduct, any restrictive covenant policies and any other memoranda and communications applicable to Executive pertaining to the Company’s policies and procedures; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive do hereby agree as follows:

AGREEMENT

1. Adoption of Recitals. Executive adopts the above recitals as being true and correct.

2. Definitions.

(a) For purposes of this Agreement, the term “Confidential Information” shall mean (i) any information regarding (A) Customer lists and prospective Customer lists; specific information on Customers and prospective Customers (including information on preferences, credit information, and pricing); (B) marketing strategies, programs, plans and methods; (C) pricing policies, product strategies and methods of operation and other business methods; (D) customer lists, customer identification, customer prospects and other basic customer information; (E) customer credit and pricing information; (F) expansion plans and other business policies and strategies; (G) business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; (H) confidential information about employees and other representatives of Company; (I) other information which enables Company to compete successfully; terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; (J) the Company’s billing rates, pricing lists (including item and Customer specific pricing information); (K) trade secrets; license agreements; proprietary sales and utilization methods and techniques; (L) proprietary compositions, ideas and improvements; pricing methods and strategies; (M) utilization methods and strategies; (N) computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; (O) market feasibility studies; (P) proposed or existing marketing techniques or plans; (Q) sales and sales volumes; (R) documentation, marketing and business needs of Customers, potential Customers and/or Vendors; (S) inventions; (T) future Company business plans; project files; design systems; (U) information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; (V) personal information about the Company’s employees, officers and directors; (W) correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and/or (X) all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of Company nor intended by Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Company to be Confidential Information.

(b) The term “Customer” shall mean any person or entity, which has conducted business with the Company or entered into any contract with the Company, within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(a) The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, Executive, agent, consultant, advisor, manager, Executive, independent contractor, officer, director, stockholder, or otherwise, of an entity. The Company acknowledges that Executive has been for the last eight years and is currently Vice Chairman of Referrizer, LLC, a private marketing automation company that does not compete with the Company. For the avoidance of any doubt, Referrizer, LLC is excluded from any non-compete with the Company as long as it does not directly compete with the Company in the digital healthcare sector.

(b) The term “Non-Compete Period” shall mean during the Executive’s Term of Employment with the Company and the twenty-four (24) months immediately following termination of the Executive’s employment with the Company for cause, Executive’s termination of employment, and end of the contract term. If Company terminates Executive without cause, the non-compete is limited to six months, as long as the terms of his employment agreement regarding severance is being met.

(c) .

(d) The term “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

(e) The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to performed services on behalf of the Company during the Executive’s Term of Employment with the Company and where the Company, its affiliates or subsidiaries either (a) are engaged in business, and/or (b) have evidenced an intention to engage in business.

(f) The term “Restricted Business” shall mean any business that competes with the Business of the Company, as such business now exists (and is defined above in the Recitals) or may exist at the time of the termination of the Executive’s employment with the Company for cause, Executive’s termination of employment, and end of the contract term. If Company terminates Executive without cause, the non-compete is limited to six months as long as the terms of his employment agreement regarding severance is being met.

(c) The term “Prospective Customer” shall mean any person or entity, which has evidenced an intention to conduct business with the Company or evidenced an intention to enter into any contract with the Company, within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(g) The term “Vendor” shall mean any supplier, person or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

2. Non-Competition. As a material inducement to the Company to allow the Executive to remain an Executive of the Company, the Executive agrees that, during the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

3. Non-Solicitation of Employees or Independent Contractors. As a material inducement to the Company to allow the Executive to remain an Executive of the Company, the Executive agrees that, during the Non-Compete Period, Executive shall not directly or indirectly, solicit or attempt to induce any employee of Company or independent contractor engaged and/or utilized by Company in any capacity to terminate his/her employment with, or engagement by, Company. Likewise, during the Non-Compete Period, Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of Company or independent contractor engaged and/or utilized by Company in any capacity. David Dodge “DD” whom Executive has a 20+ year business relationship with long before Company was established, is excluded from this clause, except that Executive will do everything in his control, to have DD continue providing his independent contractor services with the Company.

4. Non-Solicitation of Customers, Prospective Customers and Vendors. As a material inducement to the Company to allow the Executive to remain an Executive of the Company, the Executive agrees that, during the Non-Compete Period, the Executive shall not, directly or indirectly sell, market, assemble, manufacture or distribute any of the Company’s products or services of the type developed, sold or distributed by the Company to any Customer, Prospective Customer or Vendor of the Company personally or through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and to its Customers, Prospective Customers and Vendors, and that the Company’s Confidential Information and relationships with its Customers, Prospective Customers and Vendors constitute significant and valuable assets of the Company.

5. Non-Disclosure of Confidential Information of the Company. As a material inducement to the Company to allow the Executive to remain an Executive of the Company, and as a material inducement to the Company to disclose or allow to be known to the Executive some or all of the Confidential Information during the term of the Executive’s employment with the Company (at the Company’s sole and absolute discretion), the Executive hereby agrees that, during and after the Executive’s Term of Employment with the Company, Executive agrees to use Confidential Information only in the course and scope of Executive’s employment by the Company and for the exclusive benefit of the Company. Except for disclosure in the course and scope of Executive’s employment by the Company and on behalf of the Company, Executive will never at any time, either during or after employment by the Company, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information to any other person or entity. Executive agrees to take all steps necessary, and all steps requested by the Company, to ensure that the Confidential Information is kept secret and confidential and for the sole use and benefit of the Company and to comply with all applicable policies and procedures of the Company regarding the storage and security of all Confidential Information whether in hard copy form or stored on computer disks or other electronic media. Such policies and procedures may include, but not be limited to, a prohibition against Executive sending any Company document to a personal e-mail account or using any removable media, such as a flash or external drive, at Executive’s work station, absent explicit written permission from the CEO. If the Executive is requested or legally required to disclose any Confidential Information or trade secrets, the Executive must notify the Company prior to doing so by providing the Company with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Executive must provide the Company with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled). Notice shall be provided to the following address: HealthLynked Corporation, 1265 Creekside Pkwy, Suite 302, Naples, FL 34108

6. Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

7. Need for Restrictions. Executive acknowledges and agrees that each of the restrictive covenants contained in this Agreement is reasonable and necessary to protect the legitimate business interests of Company, including, without limitation, the need to protect Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, and Vendors. Executive also acknowledges and agrees, as set forth in Section 9 below, that Company may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in this Agreement. Executive also acknowledges and agrees that, if his/her future employment’s job duties would inevitably cause him/her to disclose Confidential Information or trade secrets of Company, Company may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

8. Proprietary Rights.

(a) Ownership. The Company shall own all right, title and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever (including, without limitation, any Confidential Information, trade secrets and all software, software code, processes, copyrights, patents, technologies and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during his/her employment by the Company (including his/her employment with the Company prior to the date hereof), provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Business, as such term is defined in the Recitals, or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials). Executive acknowledges and agrees that any of his/her work product created, produced or conceived in connection with his/her association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company.

(b) Executive’s Obligations. Executive shall (i) promptly disclose such Inventions to the Company (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by the Company to document or perfect the Company’s proprietary rights in and to the Company’s work product; and (iv) give testimony in support of his/her inventorship. Executive shall deliver all Confidential Information, trade secrets and/or Inventions to the Company upon the Company’s request, and, in any event, immediately upon termination of the Executive’s employment by the Company.

(c) Executive’s Restrictions. Executive acknowledges that the Confidential Information, trade secrets and/or Inventions constitute valuable trade secrets of the Company. Executive shall not infringe or violate any trade secret or other proprietary right of the Company related to the Confidential Information, trade secrets and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of Executive or others, any proprietary right in any Confidential Information, trade secrets and/or Inventions, which the Company owns or has a right to own, in which the Company has an interest and/or to which the Company has title.

9. Breach of Restrictive Covenants. Executive understands that if he/she violates the terms of this Agreement while employed by the Company, Executive will be subject to disciplinary action up to and including discharge from employment. Executive acknowledges and agrees that Confidential Information is a special and unique asset of the Company and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure. Executive further agrees and acknowledges that improper disclosure of the Company’s Confidential Information and the breach of any other restrictive set forth this Agreement would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

10. Return of the Company’s Property. All of the Company’s Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President or Chief Executive Officer. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason. The Executive’s obligations under this Section 10 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets.

11. Prior Agreements and Indemnification. Executive represents to the Company: (a) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (b) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (c) that the Executive is free and able to execute this Agreement and to enter into the Term of Employment with the Company. The Executive further represents and agrees that he/she will not bring with him/her, disclose or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Executive or others. A written or oral notice or complaint that Executive breached this provision or violated a restrictive covenant or an agreement not to disclose confidential information shall subject the Executive, at the Company’s sole discretion, to immediate termination, including a termination for Cause, to the extent applicable. Executive also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Executive’s alleged or actual breach of a restrictive covenant or an agreement not to disclose confidential information.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company without the Executive’s consent. This Agreement is not assignable by the Executive.

13. Construction, Survival. If the period of time, area, or scope of restriction specified in this Agreement should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in this Agreement, the restrictive period shall be tolled during the time that the Executive is in violation. All the provisions of this Agreement shall survive Executive’s employment with the Company.

14. Modification/Entire Agreement/Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Company and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Company. This Agreement contains the entire understanding of the parties hereto, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates. The Executive acknowledges that he/she has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

15. Waiver. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

16. Supersedes. This Agreement supersedes and replaces all prior restrictive covenants, contracts or agreements between the Executive and the Company. The Executive acknowledges that the Term of Employment with the Company sufficient consideration for entering into this new Agreement.

17. Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

18. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only and shall not be considered terms or conditions of this Agreement.

19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of law.

20. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial; Waiver of Service of Process. The Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Middle District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by the Company or the Executive arising out of or in connection with this Agreement or the Executive’s employment with the Company. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the Circuit Court in and for Collier County, Florida. Furthermore, the Executive and Company hereby expressly waive a trial by jury in any action between the Executive and the Company arising out of or in connection with this Agreement. For purposes of this Section, the term “Executive” includes any business entity owned or controlled by the Executive. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address listed herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Notice shall be provided to the following address: To Company: HealthLynked Corporation, 1265 Creekside Pkwy, Suite 302, Naples, FL 34108. To Executive: 9800 Quaye Side Drive, Unit 105 Wellington FL 33411

22. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall together constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted by via electronic mail.

EXECUTIVE:	WITNESS:

/s/ George O’Leary	/s/ Michael Dent, M.D.
George O’Leary	Michael Dent, M.D.
Chairman and CEO

Dated: 9.26.22	Dated: 10/13/2022

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